Exhibit 10.3

TERMININATION OF DIRECTORSHIP AGREEMENT

THIS TERMINATION AGREEMENT, by and between EnerSys Delaware Inc., a Delaware corporation f/k/a EnerSys, Inc. (the “Company”) and Raymond R. Kubis (the “Executive”), effective as of the 30th day of June, 2007 (the “Effective Date”).

Background

WHEREAS, on or about January 8, 2002, the Company and Executive entered into a Directorship Agreement (as amended, the “Directorship Agreement”), and

WHEREAS, in consideration of a new employment agreement with EH Europe GmbH, an affiliate of the Company (the “Swiss Agreement”), the parties mutually have agreed to terminate the Directorship Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto, each intending to be legally bound, hereby agree as follows:

Agreement

1. On the Effective Date, this Agreement shall terminate, and neither party shall have any obligations thereunder.

2. Executive shall resign from his directorship with New Pacifico Realty, Inc., a Nevada corporation, effective as of the Effective Date.

3. In consideration of the Swiss Agreement, Executive hereby releases and forever discharges Company and all of its agents, affiliates, officers, employees, attorneys, heirs, executors, administrators, predecessors, successors, assigns, and other representatives from any and all claims, demands, actions, causes of action or suits of any kind or nature whatsoever, in law or in equity, whether the same are known or unknown, asserted or unasserted, that Executive, his successors or assigns, ever had, now has or hereafter can, shall or may have arising out of or relating to the Directorship Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the day and year first written above.

EnerSys Delaware Inc.

By:	/s/ Richard W. Zuidema	/s/ Raymond R. Kubis
	Richard W. Zuidema, President	Raymond R. Kubis